Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement Amendment of China Yongxin Pharmaceuticals Inc. on Form S-1/A of our report dated March 30, 2010 on the consolidated balance sheets of China Yongxin Pharmaceuticals Inc. as of December 31, 2009 and 2008 and the consolidated statements of shareholders’ equity, operations, and cash flows for the two years in the period ended December 31, 2009.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.

Los Angeles, California
November 3, 2010